Exhibit 10.8

Final Version

LOAN AGREEMENT

DATED OCTOBER 16, 2019

between

CIBanco, S.A., Institución de Banca Múltiple, as trustee of the trust agreement identified with number CIB/3001,

as Borrower, Operadora Hotelera G.I., S.A. de C.V.,

as Joint and Several Obligor, and

Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo, as Lender.

LOAN AGREEMENT dated OCTOBER 16, 2019 (the “Agreement”) between

a)	CIBanco, S.A., Institución de Banca Múltiple, as trustee of the trust agreement identified with number CIB/3001, a multiple banking institution organized and existing under the laws of the United Mexican States (“Mexico”), as borrower (the “Borrower”), represented herein by its trust officers, Juan Pablo Baigts Lastiri and Itzel Crisostomo Guzmán;

b)	Operadora Hotelera G.I., S.A. de C.V., a variable capital stock company organized and existing under the laws of Mexico, as joint obligor and several obligor (the “Joint and Several Obligor”), represented herein by Elías Sacal Cababie and Marcos Sacal Cohen; and

c)	Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo, represented herein by its attorneys-in-fact José Luis Lizárraga Fraga and Julio César Román Pedraza, as lender (the “Lender”, and together with the Borrower and the Joint and Several Obligor, the “Parties”), together with their assignees, successors or assigns, pursuant to the Recitals, Representations, and Clauses below:

RECITALS

I.	On October 4, 2019, the Borrower, as borrower, Operadora Hotelera G.I., S.A. de C.V., as joint and several obligor, Banco Sabadell, S.A., Institución de Banca Múltiple, as administrative and collateral agent, and each of the creditors party thereto, as creditors, with the appearance of BVG World, S.A. de C.V., Murano PV, S.A. de C.V., and Elías Sacal Cababie, entered into a loan agreement with mortgage guarantee (such agreement, together with its exhibits, the “Construction Loan Agreement”), whereby the lenders granted a loan in the total amount of the lesser of: (i) US$160,000,000.00 (one hundred sixty million and 00/100 Dollars) - or (ii) 55% (fifty-five percent) of the Construction Cost of the Project plus the value of the land of the Properties, considering a value of US$60,000,000.00 (sixty million and 00/100 Dollars), (as such terms are defined in the Construction Loan Agreement) (the “Construction Loan”), in order for the Borrower to use the proceeds (a) to construction (including any financial expenses during such stage), equipping and start-up of the Project (without considering VAT in any of such cases) (as such term is defined in the Construction Loan Agreement) (without considering VAT in any of such cases), (b) any fees (without considering VAT), (c) expenses and fees of the Advisor (as such term is defined in the Construction Loan Agreement), legal counsel of the Agent and Lenders (as such term is defined in the Construction Loan Agreement), and/or public attestors owed under the Construction Loan Agreement, (d) funding of the Debt Service Fund (as such term is defined in the Construction Loan Agreement), and (e) any additional expenses related to the Project (as such term is defined in the Construction Loan Agreement). A copy of the Construction Loan Agreement is attached hereto as Exhibit “1”.

II.      The Borrower and the Lender intend the Lender to grant the Borrower the Loan (as such term is defined below) up to an in Pesos equivalent to US$31,480,000.00 (thirty-one million four hundred eighty thousand and 00/100 Dollars), considering the FIX exchange rate published in the Federal Official Gazette on the Business Day immediately preceding the execution date of this Agreement, that is, $19.2652 per each Dollar for the Use of Proceeds (as such term is defined below).

REPRESENTATIONS

I.           The Borrower represents under oath, through its trust officers, that:

a)          It is a multiple banking institution, legally organized and existing under the laws of the United Mexican States (“Mexico”), acting solely and exclusively as trustee of the trust agreement identified with number CIB/3001, authorized to enter into this Agreement and assume the obligations set forth herein. Attached hereto as Schedule I(a) is a copy of the articles of incorporation of the Borrower.

b)          Its trust officers have the requisite authority to bind it by the terms of this Agreement, which has not been modified, limited, or revoked in any way. Attached hereto as Schedule I(b) is a copy of the powers of attorney of the trust officers.

c)           It has the necessary authorizations for the execution, signing, ratification, and/or granting of this Agreement, which were granted by instructions of the Grantor. Execution of this Agreement (i) does not violate any Applicable Law, and (ii) does not constitute a breach of (y) its respective trust agreement, or (y) any contract, agreement, Governmental Authorization, or instrument to which it is party. Attached hereto as Schedule I(c) is a copy of the letter of instruction.

d)          It expressly acknowledges that it is not acting for or on behalf of a third party and that the Lender is required to comply with the provisions of Article 115 Bis of the Credit Institutions Law (Ley de Instituciones de Crédito) and provisions thereunder, hence it must prevent, detect, and report acts, omissions, or transactions that could favor, aid, or cooperate in the commission of criminal acts, including but not limited to money laundering and terrorism. Consequently, the Borrower will provide the Lender with information and documents reasonably required for such purpose. If the funds with which it decides to make payments under this Agreement, or any cost, expense, fee, or other financial charge thereof, are the property of a third party, the Borrower agrees to notify the Lender in writing of such situation and the name of the third party in question.

e)          As of the execution date of this Agreement, the Borrower: (i) has not carried out or permitted, either directly or indirectly, through its affiliates or subsidiaries, officers, attorneys-in-fact, representatives, agents, commission agents, subcontractors, representatives, or consultants (hereinafter identified as the “Related Third Parties”), or through an intermediary, including, without limitation, grantors or beneficiaries, associates, officers, collaborators, or consultants (hereinafter identified as the “Related Persons”), or that any of the foregoing commits or carries out, for or on its behalf and for its benefit, crimes, misdemeanors related to administrative faults under the Federal Criminal Code, the General Law on Administrative Responsibilities, and the Criminal Code of the Federal District, if the latter were applicable, or acts that, if the Borrower were subject to the Foreign Corrupt Practices Act of the United States of America or the UK Anti-Bribery Act of the United Kingdom of Great Britain and Northern Ireland, would constitute a violation of such laws; (ii) is in compliance with applicable anti-corruption and anti-bribery laws; and (iii) has not authorized or made, on its own account or through any Related third parties or Related Persons, any payment, gift, any type of offer, promise, or commitment of any kind, in relation to this Agreement, for or on behalf of the Borrower or its affiliates or subsidiaries, to any public servant, government official or employee, or to any person whom it could influence to obtain or secure any benefit, advantage, or personal advantage or for third parties, for the Borrower, and which constitutes a violation of Applicable Law.

For the purposes of this Agreement, public servant or official is any person who holds a job, position, or commission of any nature in the Federal, State, or Municipal Public Administration, decentralized or deconcentrated bodies, majority state-owned companies, organizations and companies similar to the foregoing, public trusts, State production companies, in autonomous constitutional bodies, in the Congress of the Union, or in the Federal Judicial Power, or that manage federal economic funds, as well as those equivalent to these figures that participate in foreign governments.

f)           It has internal anti-corruption policies and/or codes that are known to both the Related Third Parties and Related Persons.

g)          Whereas, (a) the funds to be granted under this Agreement will not be used for unlawful transactions; and (b) it complies with all obligations to which it is currently subject under Applicable Laws on anti-money laundering, counter-terrorism financing, and/or anti-bribery, as of this date it is not and has not incurred any violation of any Applicable Law on such matters, including, without limitation, the provisions of: (i) Articles 139 Quater, 222, 222 Bis, 400 Bis, and other applicable articles of the Federal Criminal Code; (ii) Articles 66 to 72 of the General Law on Administrative Responsibilities; (iii) the Federal Law for the Prevention and Identification of Transactions with Illegal Proceeds (the “LFPIORPI”); (iv) the Regulations of the LFPIORPI; and (v) the General Rules referred to in the LFPIORPI; both the Borrower and its grantors and beneficiaries carry out and will continue to carry out, if applicable, all actions and activities aimed at complying with the aforementioned laws, as well as any Applicable Law on anti-money laundering, counter-terrorism terrorism, and/or anti-bribery.

h)          It grantors and beneficiaries do not hold any job, position, or commission in the public service, and if they do, there is no conflict of interest.

i)           It is in compliance with all Applicable Laws, except to the extent that is any noncompliance that does not have and could not reasonably be expected to have a Material Adverse Change.

j)           It has the necessary instructions to, and it is within its purposes to, enter into and perform its obligations under the Loan Documents to which it is party.

k)          Execution of this Agreement and the other Loan Documents to which it is party and performance of its obligations thereunder do not constitute a violation of its articles of incorporation or breach or default or event of acceleration under, or pursuant to (i) any contract or agreement to which it is party or whereby the Borrower or its respective properties are bound, or (ii) Applicable Law, except for the purposes of (i) and (ii), to the extent there are breaches that do not have and could not reasonably be expected to have a Material Adverse Change.

1)          No authorization or permission from, registration with, or notice to any Governmental Authority is required for the execution of this Agreement or the Loan Documents (to which it is a party), or the performance of its respective obligations thereunder, or the consummation of the transactions contemplated therein, except for (i) the registration of the Mortgage in the appropriate Public Registry, (ii) the registration of the Pledge Agreement in the RUG.

m)         This Agreement and the other Loan Documents to which it is party constitute (and create), respectively, valid obligations of the Borrower enforceable precisely on the terms set forth in such documents, subject, as to their enforceability, to the bankruptcy provisions of the Bankruptcy Law (Ley de Concursos Mercantiles) and any similar applicable provisions.

n)          Maintains in effect and is the holder of all licenses, concessions, permits, or authorizations granted (or to be granted) by any Governmental Authority, necessary for the operation of the Borrower in the ordinary course of its Business. It is not aware of any Governmental Authority proceeding that could have as a consequence or effect the cancellation, modification, or conditioning of such licenses, concessions, permits, or authorizations that could reasonably be expected to have a Material Adverse Change.

o)          The financial statements delivered to the Lender by the Borrower truly and accurately reflect the financial position of the Borrower, and the Borrower acknowledges that there have been no material changes after the date of preparation thereof. Except as disclosed in such financial information, there are no liabilities (fixed or contingent) affecting the Borrower or its assets. Moreover, the Borrower has no intention of commencing any bankruptcy or insolvency proceedings under Applicable Law, or liquidating all or most of its assets or property, and the Borrower is not aware that any person intends to file any proceeding of this nature against it.

p)          As of the date of this Agreement, it is the lawful owner of the Properties, and the Properties are free and clear of all Liens (as defined below), except for the mortgage that secures the Construction Loan Agreement. In addition, the Properties are current in the payment of their respective taxes, fees, and contributions.

q)          By virtue of the Mortgage, a legally formalized guarantee is created in favor of the Lender, perfected and enforceable against third parties under Applicable Law, on the Properties, and once such Mortgage is recorded in the appropriate Public Registry of Property, it will be a mortgage with its applicable priority; provided that prior to the granting of the Mortgage, a certain mortgage was created to secure the obligations of the Construction Loan Agreement.

r)           The obligations under this Agreement and the other Loan Documents to which it is party at all times will at least rank pari passu with any other present or future unsubordinated obligations, and will constitute secured obligations with their respective priority.

s)          As of the date of this Agreement, the Borrower has no secured obligations (except for those under the Construction Loan Agreement), or labor, tax, or other obligations that, under Applicable Law, may have preference in their payment with respect to the obligations under the Loan Documents. The Borrower (i) has no Liens on any of its assets or property, except for those under the Construction Loan Agreement, which is evidenced by the verification in the RUG, which are attached hereto as Schedule 1(q), and (ii) is in full compliance with its respective obligations and covenants set forth in and/or under the contracts, instruments, and other agreements documenting such Liens.

t)           All Tax returns (in respect of any period) required to be filed under Applicable Law have been filed by the Borrower, and all taxes, fees, and other contributions payable by the Borrower in respect of its income, sales, or assets required to be paid or withheld have been timely, correctly, and fully paid or withheld in accordance with Applicable Law, except for Taxes that it has contested in good faith through the appropriate procedures, and for which it maintains, in accordance with NIFs, the appropriate reserves.

u)          As of the date of this Agreement, it has not been notified of the existence, and is not aware, of any action, suit, claim, audit, request, or proceeding before any Governmental Authority or arbitrator that has been commenced against it, against the Properties, or which question or challenge the legality, adequacy, or enforceability of any Loan Document or the Premises, or that affects or could affect the rights, actions, and remedies of the Lender under the Loan Documents (or any Loan Document), or that has or could have a Material Adverse Effect, and is not aware of any threatened action, claim, demand, claim, audit, request, or proceeding before any Governmental Authority or arbitrator against it or the Property, or that questions or challenges the legality, validity, or enforceability of any other Loan Document, or that affects the Properties, or that affects or could affect the rights, actions, and remedies of the Lender under the Loan Documents (or any Loan Document), or that has or could have a Material Adverse Effect.

v)          The operations and personal property of the Borrower, as well as the Properties, comply with Environmental Laws. In addition, (i) it is not aware of the existence of any facts, circumstances, conditions, or events with respect to the Properties that (x) could be anticipated to form the basis for an environmental claim, or (y) would cause the Properties to be subject to any restrictions on their ownership, possession, or use under applicable environmental law; (ii) all permits, licenses, approvals, and requirements under the Environmental Law (as such term is defined below) have been duly obtained, and the use, operation, and condition of the Properties are not in violation thereof, and no civil, criminal, or administrative action, proceeding, suit, claim, hearing, investigation, or procedure has been or is intended to be initiated, and no agreements have been entered into with respect to the Properties by reason of the existence of pollutants or in relation to the provisions of the Environmental Law with respect thereto; and (iii) no condemnation proceedings have been initiated and, to the best of its knowledge, there are no plans to initiate such proceedings with respect to the Properties.

w)         Each real property of the Borrower, including the Properties, as well as the installations or structures located therein, are free of Hazardous Materials contamination and any other contaminant that due to its quantities and characteristics may represent a risk to human health, to living organisms, and to the use of the goods or properties of third parties, in accordance with the provisions of Applicable Law, and there are no releases of Hazardous Materials in, on, under, over, or that in any way have affected any real property, including the Properties, or that requires or could reasonably require an environmental remediation action under Environmental Laws.

x)          It has not received written notice of an Environmental Claim, or any threat of an Environmental Claim, in connection with any of the operations of the Borrower, with the real property of the Borrower, including the Properties, as well as the installations or structures located therein, or in connection with any Person whose liability for environmental matters any of the Parties to the Loan has contracted or assumed (in whole or in part) contractually, by operation of law or otherwise.

y)         Does not perform any of the activities described in the exclusion list attached hereto as Schedule I(y).

z)          The Parties hereto acknowledge that the Borrower is acting by entering into this Agreement solely and exclusively at all times as trustee of the trust identified with number CIB/3001. Therefore, the Parties acknowledge that: (i) the Borrower assumes the obligations contemplated by this Agreement, only with the assets that compose the trust property, and up to the amount that the trust property may cover, without assuming any personal obligation or being required to make expenditures with its own funds in the event that the trust property is insufficient; (ii) the Borrower, in compliance with the purposes of the trust identified with number CIB/3001, will be authorized to perform the affirmative and negative obligations provided in this Agreement, either directly or through the Party authorized to do so as provided in the trust identified with number CIB/3001.

II.          The Joint and Several Obligor represents under oath, through its attorney-in-fact, that:

a)          It is a business company organized and validly existing under the laws of Mexico. A copy of the articles of incorporation and current bylaws of the Joint and Several Obligor is attached hereto as Schedule II(a).

b)          It is legally authorized to appear, execute, and assume the obligations it assumes by virtue of the execution of the Loan Documents, and to perform such obligations with all of its assets, and does not require corporate authorizations for the execution of this Agreement and the other Loan Documents to which it is party.

c)          Its representative has the requisite authority to enter into this Agreement, which has not been revoked, limited, or modified in any way as of the date hereof. A copy of the powers of attorney is attached hereto as Schedule II(c).

d)          As of the execution date of this Agreement, the Joint and Several Obligor: (i) has not carried out or permitted, either directly or indirectly, through its Related Third Parties, or through an intermediary, including, without limitation, shareholders, associates, officers, collaborators, or consultants, or that any of the foregoing commits or carries out, for or on its behalf and for its benefit, crimes, misdemeanors related to administrative faults under the Federal Criminal Code, the General Law on Administrative Responsibilities, and the Criminal Code of the Federal District, if the latter were applicable, or acts that, if the Borrower were subject to the Foreign Corrupt Practices Act of the United States of America or the UK Anti-Bribery Act of the United Kingdom of Great Britain and Northern Ireland, would constitute a violation of such laws; (ii) is in compliance with applicable anti-corruption and anti-bribery laws; and (iii) has not authorized or made, on its own account or through any Related third parties or Related Persons, any payment, gift, any type of offer, promise, or commitment of any kind, in relation to this Agreement, for or on behalf of the Borrower or its affiliates or subsidiaries, to any public servant, government official or employee, or to any person whom it could influence to obtain or secure any benefit, advantage, or personal advantage or for third parties, for the Borrower, and which constitutes a violation of Applicable Law.

For the purposes of this Agreement, public servant or official is any person who holds a job, position, or commission of any nature in the Federal, State, or Municipal Public Administration, decentralized or deconcentrated bodies, majority state-owned companies, similar organizations and companies, public trusts, State production companies, in autonomous constitutional bodies, in the Congress of the Union, or in the Federal Judicial Power, or that manage federal economic funds, as well as those equivalent to these figures that participate in foreign governments.

e)          It has internal anti-corruption policies and/or codes that are known to both the Related Third Parties and Related Persons.

f)           Whereas, (a) the funds to be granted under this Agreement will not be used for unlawful transactions; and (b) it complies with all obligations to which it is currently subject under Applicable Laws on anti-money laundering, counter-terrorism financing, and/or anti-bribery, as of this date it is not and has not incurred any violation of any Applicable Law on such matters, including, without limitation, the provisions of: (i) Articles 139 Quater, 222, 222 Bis, 400 Bis, and other applicable articles of the Federal Criminal Code; (ii) Articles 66 to 72 of the General Law on Administrative Responsibilities; (iii) the Federal Law for the Prevention and Identification of Transactions with Illegal Proceeds (the “LFPIORPI”); (iv) the Regulations of the LFPIORPI; and (v) the General Rules referred to in the LFPIORPI; both the Borrower and its grantors and beneficiaries carry out and will continue to carry out, if applicable, all actions and activities aimed at complying with the aforementioned laws, as well as any Applicable Law on anti-money laundering, counter-terrorism terrorism, and/or anti-bribery.

g)          Execution and performance of this Agreement and the obligations hereunder do not contravene or result in a breach of (i) its current bylaws, (ii) any applicable law, regulation, circular, award, order, or judgment, or (iii) the provisions of any contract, agreement, indenture, or any other obligation to which it is party. Moreover, it does not require any authorization for the execution and performance of this Agreement.

h)          This Agreement and the Loan Documents constitute a legal and valid obligation of the Joint and Several Obligor, enforceable against it in accordance with its terms.

i)           There is no litigation, administrative proceedings, investigation, or other legal actions in progress, and it is not aware of any of the foregoing being pending or threatened against it, which would result or could result in a material adverse change to the Joint Obligor or the assets of the Joint Obligor.

j)           All information (including the financial statements attached hereto as Schedule II(j)) provided by the Joint and Several Obligor fairly and accurately reflects the condition of the Joint and Several Obligor, and acknowledges that there have been no changes subsequent to the date of preparation thereof. Except as disclosed in such information, there are no liabilities (fixed or contingent) affecting the Joint and Several Obligor or its assets. Moreover, the Joint and Several Obligor has no intention of commencing any bankruptcy or insolvency proceedings under applicable local or federal law, or liquidating its assets, and the Joint and Several Obligor is not aware that any person intends to file any proceeding of this nature against it.

k)          As of the date of this Agreement, the Joint and Several Obligor has no obligations, or labor, tax, or other obligations that, under Applicable Law, may have preference in their payment with respect to the obligations under the Loan Documents. It has no Liens on any of its assets or property, except for those under the Construction Loan Agreement, which is evidenced by the certificate of clear title or lien certificate issued by the Public Registry of Commerce of Mexico City, and by the verification in the RUG, which are attached hereto as Schedule II(q), and is in full compliance with its respective obligations and covenants set forth in and/or under the contracts, instruments, and other agreements documenting such Liens.

1)           It does not perform any of the activities described in the exclusion list attached hereto as Schedule II(l).

III.        The Lender represents under oath, through its representative, that:

a)          It is legally authorized by the Governmental Authorities to operate as a development banking institution, under Applicable Law, and to act as provided in this Agreement.

b)          The attorneys-in-fact who appear in this Agreement on its behalf have the requisite powers and authority to enter into this Agreement, which have not been modified or revoked as of the date hereof.

NOW, THEREFORE, based on the recitals and representations contained in this Agreement, the Parties hereto agree as follows:

CLAUSES

One. Definitions. The following terms will have the meanings given to such terms below:

“Borrower” has the meaning given to such term in preamble of this Agreement.

“Lender” has the meaning given to such term in preamble of this Agreement.

“Tax Advisor” means Chevez, Ruiz, Zamarripa y Cia., S.C. or such advisor as may be designated in writing by the Borrower from time to time, subject to the written approval of the Lender. On the understanding that it must be a highly recognized consulting and auditing firm.

“Loan-to-Value Ratio” means, on any date of determination, the result of dividing (i) the Value of VAT Requests financed by the Outstanding Loan Balance.

“Governmental Authority” means, any of the executive, legislative, or judicial branches, regardless of how they act, whether federal or state, as well as any municipal government body, any governmental agency, agency, ministry, administrative department, regulatory authority, registry, governmental entity, or court (including, without limitation, banking and tax authorities), decentralized body or equivalent entity, or any state, department, or other political subdivision thereof, or any governmental body, authority (including any central bank or tax authority), or any entity exercising governmental, executive, legislative, or judicial functions, whether domestic or foreign, with jurisdiction over any Party to this Agreement or any of its assets.

“Bank” means Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México or the credit institution in which all VAT Refund payments are deposited.

“Change in Law” means (a) the adoption of any law, rule, regulation, or administrative provision that becomes effective after the date of this Agreement, or (b) any change in any law, rule, regulation, or administrative provision, or in the respective interpretation thereof resulting from case law by any Governmental Authority after the date of this Agreement.

“Event of Acceleration” has the meaning given to such term in Clause Sixteen of this Agreement.

“Tax Advisor’s Certification” means, with respect to any VAT Refund Request, the certificate prepared and signed by the Tax Advisor substantially in the same form attached hereto as Exhibit “2”, which will include, among other things, that: (i) the total amount of VAT whose refund is requested results from payments made by the Borrower related to the costs of the Project; (ii) the invoices that serve as the basis for the VAT Refund Request in question comply with applicable tax requirements; (iii) the amount of VAT whose refund is requested pursuant to the VAT Refund Request in question is subject to reimbursement by the Mexican Tax Authority (SAT) or appropriate tax authorities; (iv) VAT in the invoices referred to in item (iii) above is related to expenses incurred during the construction stage of the Project; (v) that the SAT may not make any refunds or credits, directly, that is, without prior authorization from the Borrower; (vi) the VAT Refund Request in question (as well as the documents that must accompany it) that is filed with the SAT or appropriate tax authorities complies with applicable tax provisions and requirements; and (vii) a list with information and entry number of the documents to SAT regarding the VAT Refund in question.

“Certificate of Compliance” means a certificate executed by an Authorized Officer of the Borrower, substantially in terms of Exhibit “3”.

“Processing Fee” has the meaning given to such term in paragraph (ii) of Clause Five of this Agreement.

“Agreement” means this Agreement and exhibits hereto, all of which are an integral part hereof.

“Construction Loan Agreement” has the meaning given to such term in Recital I of this Agreement.

“VAT Account Agreement” means the online multiple banking and financial services agreement between the Bank and the Borrower, pursuant to which the VAT Account was opened.

“Agency Agreement” means the irrevocable agency agreement to be executed prior to the first Borrowing of the Credit between the Borrower, as principal, and the Bank, as agent, with the appearance of the Lender, with respect to the VAT Account, substantially in the form of Exhibit “11”.

“Pledge Agreement” means the Pledge Agreement to be entered into between the Borrower, as pledgor, and the Lender, as pledgee, by virtue of which the Borrower, in order to secure the performance of its obligations under this Agreement to the Lender, will create a first priority pledge in favor of the Lender on the VAT Account, substantially in the form of Exhibit “12”.

“Control,” “Controlled by,” and “under common Control with” means the ability of a person or group of persons to carry out any of the following acts: (a) impose, directly or indirectly, decisions in the general shareholders’ meetings, partners’ meetings, technical committees, or equivalent bodies, or appoint or remove a majority of the directors, managers, or equivalent officers, of a legal person or a trust, (b) maintain the ownership of rights that allow, directly or indirectly, to exercise voting rights with respect to more than fifty percent (50%) of the capital stock of a legal person or control decisions and/or instructions of a trust, or (c) direct, directly or indirectly, the management, strategy, or main policies of a legal person or a trust, whether through the ownership of securities, grantor or beneficiary rights, or by contract or otherwise.

“Payment Account” means Account number 87000006949 opened at Banco Nacional de México, S.A., integrante del Grupo Financiero Citibanamex, in the name of the Borrower, with CLABE 002180087000069490, reference number 1013040084891, or any other account notified to the Borrower in writing.

“Borrower Account” has the meaning given to such term in Clause Six paragraph (c) of this Agreement.

“VAT Account” means bank account number 65507727703, with CLABE 014180655077277033, which the Borrower holds with the Bank. All VAT Refund payments will be deposited into the VAT Account as provided in the VAT Account Agreement.

“Loan” has the meaning given to such term in Clause Two of this Agreement.

“Use of Proceeds” means to fund the reimbursement of up to 80% (eighty percent) [illegible] paid during the construction period of all investments resulting from the [illegible] the Project.

“Business Day” means any day other than a Saturday, Sunday, or day on which credit institutions are authorized or required to remain closed in Mexico City, Mexico, pursuant to the applicable provisions issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Loan Borrowing” has the meaning given to such term in Clause Six of this Agreement.

“Loan Documents” means this Loan Agreement, the VAT Account Agreement, the Pledge Agreement, the Mortgage, the Agency Agreement, and the Borrowing Documents, as amended and/or restated from time to time.

“Borrowing Documents” means the request for borrowing receipt, the model of which is attached hereto as Exhibit “4”; and the signature card, the model of which is attached hereto as Exhibit “5”; on the understanding that the signature card will be considered part of the Borrowing Documents only with respect to the first Loan Borrowing.

“Dollars” or “US$” means the legal tender in the United States of America.

“Audited Financial Statements” means the financial statements of the Borrower prepared with respect to the end of the fiscal year of the Borrower, prepared in accordance with NIFs, including an auditors’ opinion and explanatory notes, starting with those corresponding to the annual year in which the first Borrowing is made.

“Internal Financial Statements” means the internal financial statements of the Borrower, balance sheet, and income statement, prepared in accordance with NIFs, attaching analytical lists of its main control accounts, with information as of the closing of the months of December, March, June, and September, respectively, during the term of the Loan, and as long as there is an outstanding balance owed by the Borrower.

“Borrowing Date” has the meaning given to such term in Clause Six of this Agreement.

“Conversion Date” means that date that occurs 36 (twelve) months from the first Borrowing.

“Interest Payment Date” means the last day of each Interest Period; provided, however, that if such date is not a Business Day, the respective interest payment will be made on the immediately following Business Day.

“Maturity Date” means the date the occurs 108 (one hundred eight) years from the Conversion Date.

“Reserve Fund” has the meaning given to such term in Clause Fourteen of this Agreement.

“Authorized Officer” means any representative of the Borrower and of the Joint and Several Obligor, to the satisfaction of the Lender, who has at least a general power of attorney for acts of management. The foregoing, on the understanding that any limitations of such power of attorney must be addressed and satisfied.

“Mortgage” means the mortgage agreement, with the applicable priority, to be granted by the Borrower on the Properties, substantially in the form attached hereto as Exhibit “6”, to secure the obligations of the Borrower under the Loan Documents.

“Taxes” means any tax, fee, levy, withholding, deduction, charge, or other tax liability (federal, state or municipal) together with interest, restatements, penalties, fines, or surcharges resulting therefrom.

“Information on the Construction Period” means a written statement in which the Borrower declares, under oath, the time that the construction stage of the Project will last, to which it attached each and every one of the requirements described in Form 247/CFF (hereinafter “Form 247/CFF”).

“Properties” means (i) private unit 1, with a total area of 47,727.69 m2.- The exclusive property unit 01 that is part of the Grand Island Condominium, with Condominium residential tourism use, as provided for the permitted use according to the applicable urban development program, located on Kukulcan Boulevard, in Superblock A-2 “A” Second Stage, Hotel Zone of the City of Cancun, Municipality of Benito Juarez, which is located on the north coast of the State of Quintana Roo, with an undivided interest of 23.1397%. This private unit has electronic folio number 423311 in the Public Registry of Property and Commerce of the State of Quintana Roo, in the office of Cancun, (ii) private unit 4 with a total area of 21,473.30 m2. The exclusive property unit 04 that is part of the Grand Island Condominium, with condominium residential tourism use, as provided for the permitted use according to the applicable urban development program, is located on Kukulcan Boulevard, in Superblock A-2 “A” Second Stage, Hotel Zone of the City of Cancun, municipality of Benito Juarez, which is located on the north coast of the State of Quintana Roo, with an undivided interest of 10.4109%. This private unit has electronic folio number 423314 in the Public Registry of Property and Commerce of the State of Quintana Roo, in the office of Cancun, and (iii) private unit 5 with a total area of 27,632.44 m2.- Exclusive Property Unit 05, which is part of the Grand Island Condominium, with Condominium Residential tourism use, as provided for the permitted use according to the applicable urban development program, is located on Kukulcan Boulevard, in Superblock A-2 “A” Second Stage, Hotel Zone of the City of Cancun, municipality of Benito Juarez, which is located on the north coast of the State of Quintana Roo, with an undivided interest of 13.3970%. This private unit has electronic folio number 423315 in the Public Registry of Property and Commerce of the City of Cancun, Municipality of Benito Juarez, State of Quintana Roo, as detailed in the Mortgage.

“Interest” means Ordinary Interest and/or Default Interest incurred under this Agreement, if any.

“Default Interest” has the meaning given to such term in Clause Five of this Agreement.

“Ordinary Interest” has the meaning given to such term in Clause Five of this Agreement.

“Environmental Law” means the General Law on Ecological Balance and Environmental Protection, the General Wildlife Law, the Regulations of the General Law on Ecological Balance and Environmental Protection on Environmental Impact Assessment, and any law, treaty, regulation, rule, ordinance, statute, decree, order, ruling, or judicial resolution, domestic or foreign, issued by a Governmental Authority, to which any part to this Agreement or any of its assets is subject in relation to, or that refers to, the protection and conservation of the environment or the use and exploitation of natural resources, as well as those that regulate the use, disposal, storage, final disposal, and generally the handling or release into the environment of pollutants or hazardous materials.

“Applicable Law” means any law, treaty, regulation, standard, ordinance, statute, decree, or circular, or any final judicial (or arbitral) order, ruling, or resolution, including, without limitation, Environmental Laws, to which any party hereto or its assets are subject.

“Hazardous Material” or “Hazardous Materials” means any substance, material or waste, in solid, liquid or gaseous state, considered corrosive, reactive, explosive, toxic, flammable, or infectious biological or any other substance, material or waste that is considered by, has been characterized by, or is regulated under Environmental Law as a “hazardous material,” “hazardous waste,” or both, in accordance with the General Law on Ecological Balance and Environmental Protection, the General Law for the Prevention and Comprehensive Management of Waste, the regulations of the General Law for the Prevention and Comprehensive Management of Waste, or Mexican Official Standards NOM-052-SEMARNAT-2005 and NOM-053- SEMARNAT-1993, and any container that contained or stored hazardous materials.

“Mexico” means the United Mexican States.

“Loan Amount” has the meaning given to such term in Clause Two of this Agreement.

“Joint and Several Obligor” has the meaning given to such term in the preamble of this Agreement.

“Interest Period” means, with respect to any Loan, (i) initially, the irregular period that starts on (and includes) the date of the Loan Borrowing and ends on (but excludes for the purposes of calculating interest) the 20th (twentieth) day of the immediately following third calendar month, and (ii) thereafter, for each subsequent period, the period that starts on (and includes) the last day of the previous Interest Period, and that ends on (but excludes for the purposes of calculating interest) the 20th (twentieth) day of the immediately following third calendar month; provided that (i) if any Interest Period ends on any day other than a Business Day, such Interest Period will end on the immediately following Business Day, and (ii) no Interest Period may end after the Final Payment Date.

“Person” means any natural person, legal person, company, corporation, trust, joint venture, limited liability company, irregular partnership, partnership, joint venture, Governmental Authority, or any entity with its own legal capacity.

“Pesos” means the legal tender in the United Mexican States.

“Commitment Period” means the period that starts on the execution date of this Agreement and ends on the numerically corresponding date occurring on the thirtieth (30th) month after the execution date of this Agreement.

“Principal” means any borrowed or to be borrowed under the Loan by the Borrower as from the execution date of this Agreement.

“Project” means the constructions, land, equipment, facilities, furniture, common areas, and other assets necessary for the operation of the first phase of the tourism project called “Grand Island” located on the Properties, which will have 1,000 hotel keys (rooms) operated under an all-inclusive concept, whose main components will be the Dreams Hotel and the Vivid Hotel, as well as their respective service areas, BOH, restaurants, crystal lagoons, water parks, retail villages, spas, swimming pools, convention centers, marinas, gyms, bars, among other areas and services.

“VAT Refund” means any amount subject to VAT refunds by the SHCP and whose VAT Refund Request is, or was, the basis for requesting a Loan Borrowing, including interest and restatements payable by the SHCP for delays incurred in making such refunds.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, suit, order, request, cost recovery action or other action or cause of action by or on behalf of any Person for damages, injunctive or administrative relief, personal injury (including disease or death), costs, tangible or intangible property damage, damage to the environment, natural resources or public health, loss, pollution, contamination, any adverse effect on the environment or ecological balance in general, caused by any Hazardous Material or fines, penalties or restrictions resulting from or based on the violation or alleged violation of any Environmental Law or authorization, license, concession, or any permit required under Environmental Law.

“Environmental Liability” means any liabilities, obligations, actions, environmental remediation actions, costs of removal, costs of investigation and feasibility studies, losses, damages, penalties, damages, costs and expenses incurred as a result of, or related to, any claim before any Governmental Authority under any Environmental Law.

“RUG” means the Single Registry of Security Interests (Registro Único de Garantías Mobiliarias).

“Outstanding Loan Balance” means, as of any date, the outstanding principal of the Loan under this Agreement.

“SAT” means the Tax Authority (Servicio de Administración Tributaria) of the Ministry of Finance and Public Credit, or any other authority with powers to collect or refund taxes that may substitute it after the date of the Agreement.

“SHCP” means the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) or any other authority with the power to collect or refund taxes that may substitute it after the date of this Agreement.

“VAT Refund Request” means the document by which the Borrower requests to the SHCP the refund of any amount of VAT generated by the costs of the Project during the construction stage, including (i) Construction Period Information, and (ii) information and documentation required to meet all requirements provided for such purpose in applicable tax laws related to such request, which include the Construction Period Information, and (iii) any other documentation required to be submitted by the Borrower to the SHCP in connection with the VAT refund requested. It is understood that, in the case of VAT paid or payable during the pre-operational period referred to in Article 5 Section VI of the VAT Law, it must be stated that the VAT Refund Request in question meets all requirements set forth in said article for the refund thereof, and in the rules of the applicable tax rulings and exhibits thereto, particularly the provisions of Form 247/CFF, or any successor tax provision.

“Request for Borrowing” has the meaning given to such term in Clause Six of this Agreement.

“Conversion Interest Rate” means the Ordinary Interest Rate for the Loan Borrowing in question, plus 100 (one hundred) basis points.

“Default Interest Rate” has the meaning given to such term in Clause Eight paragraph B of this Agreement.

“Ordinary Interest Rate” means the applicable interest rate for the Loan Borrowing in question, which will be previously agreed in writing between the Borrower and the Lender, and if they fail to reach an agreement, the Lender will have the right to deny the granting of the Loan Borrowing without liability for the Lender.

“EBITDA” means, with respect to the Borrower, operating income calculated before taxes, interest expense, extraordinary or unusual items, and depreciation and amortization expense, for the last twelve (12) calendar months preceding the relevant calculation date, in each case determined in accordance with NIFs for the relevant period.

(b)          Construction. All defined terms in this Agreement in singular will also apply to the singular or plural of the defined terms, and the male, female, or neuter gender will include all genders. Unless [illegible] expressly stated in this Agreement, all references to Clauses refer to the Clauses of this Agreement, and references to Exhibits refer to the Exhibits attached hereto, which are an integral part hereof. The words “hereto,” “hereof,” “herein,” “herein”, “hereunder,” and similar words refer to this Agreement as a whole and not to any particular part or Clause of this Agreement. Any reference to any provision, law, or regulation includes any amendments thereto from time to time, as well as any substitute provision, law, or regulation that may be issued. Reference to the words “include,” “including,” or the like will be deemed to be followed by “without limitation” or “including but not limited to,” whether or not followed by those phrases.

All terms provided in this Agreement are understood to correspond to calendar days, unless specifically stipulated that such terms correspond to Business Days.

(c)            Accounting Terms and Determinations. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement or in any of the Loan Documents will be construed, all accounting determinations under this Agreement will be made, and all financial statements required to be delivered under this Agreement will be prepared, in accordance with Mexican financial reporting standards in effect (“NIFs”), applied on a basis consistent with the most recent audited financial statements of the Borrower.

Two. Loan Origination. (a) Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make available to the Borrower during the Commitment Period, a loan (the “Loan”), in the aggregate principal amount of lesser of: (i) $606,468,496.00 (six hundred six million four hundred sixty-eight thousand four hundred ninety-six and 00/100 Mexican Pesos), which amount is equivalent to the amount of US$31,480,000.00 (thirty-one million four hundred eighty thousand and 00/100 Dollars), considering the FX exchange rate published in the Federal Official Gazette on the Business Day immediately prior to the execution date of this Agreement, that is, $19.2652 per each Dollar, and (ii) 80% (eighty percent) of VAT paid during the construction of the Project (the “Loan Amount”), which amount does not include interest, fees, and expenses generated as a consequence of and in relation to the Loan. The Loan will be borrowed by the Borrower pursuant to Clause Seven below. The amounts borrowed under this Clause Two and repaid may not be borrowed again by the Borrower.

(b) The Lender may restrict the Commitment Period and the amount of the Loan or terminate this Agreement, pursuant to Article 294 of the General Law on Negotiable Instruments and Credit Transactions, by written notice to the Borrower, without the need to comply with any formality.

Three. Use of Proceeds. The Borrower agrees to use the proceeds of the Loan solely and exclusively to finance up to 80% (eighty percent) of the VAT that [illegible] during the construction period of all investments resulting from the works and [illegible] of the Project (the “Use of Proceeds”).

Four. Joint and Several Obligation.

(a)   Joint and Several Obligation. The Joint and Several Obligor assumes the capacity as joint and several obligor of the Borrower and appears at the execution of this Agreement to act as joint and several obligor of the Borrower to the Lender, pursuant to Articles 1987, 1988, 1989, and other applicable articles of the Federal Civil Code and correlatives articles in the Civil Codes of the States of the Mexican Republic, hence it agrees to be absolutely and unconditionally liable for the full and timely payment of any and all obligations of the Borrower under this Agreement and the other Loan Documents. For the purposes of the joint and several obligation assumed, the Joint and Several Obligor agrees that the obligations of the Borrower under the Loan Documents are indivisible, hence the Joint and Several Obligor is liable for all Loans granted and other obligations of the Borrower under such Loan Documents.

(b)   Affirmative and Negative Covenants. The Joint and Several Obligor agrees to perform any and all of its obligations under this Agreement, including but not limited to not encumbering, transferring, or otherwise disposing of the property declared in the financial information submitted to the Lender for the execution of this Agreement, without the prior written consent of the Lender, and further agrees to provide the Lender with all information required for the oversight and monitoring of the Loan.

In its capacity as Joint and Several Obligor, it also agrees to pay the Lender any and all expenses incurred by reason of this Agreement, as well as attorneys’ fees and expenses incurred by the Lender in connection with the collection or attempted collection of amounts owed by the Borrower to the Lender.

(c)    Subordination. The Joint and Several Obligor agrees that, if an Event of Acceleration occurs, any collection rights or actions that the Joint and Several Obligor or any of its Subsidiaries may have against the Borrower, arising from any intercompany loan, will be subordinated to all rights and actions of the Lender against the Borrower under the Loan Documents. If the Joint and Several Obligor makes a partial payment under the Loan Documents, the Joint and Several Obligor agrees with the Lender not to exercise its collection rights or any other legal actions it may have against the Borrower until the Lender has received full payment of the Borrower's obligations under the Loan Documents.

Five. Fees. The Borrower agrees to pay the Lender the following fees:

(i)     Origination Fee. An origination fee in an amount equivalent to 0.5% (zero point five percent) of the Loan Amount plus applicable VAT, payable prior to the execution date of this Agreement.

(ii)   Processing Fee. A processing fee (the “Processing Fee”) in an amount equal to 0.5% (zero point five percent) of the Loan Amount plus applicable VAT, payable prior to the date of the [illegible] borrowing under the Loan.

(iii)  Banking Services Fee. Fees incurred by banking services, if any, requested to the Lender by the Borrowers, and those designated by the source of financing, if applicable, which will be payable upon the origination thereof, plus applicable VAT.

Six. Interest. The Borrower shall pay the Lender, on each Interest Payment Date, without the need for any prior request, ordinary interest on the amount borrowed and unpaid of the Loan, of each Interest Period, from and including the Borrowing Date in question until: (i) the Loan Amount is repaid in full, or (ii) until the Conversion Date, at the Ordinary Interest Rate (the “Pre-Conversion Ordinary Interest”).

Upon the occurrence of the Conversion Date, the Borrower agrees to pay the Lender ordinary interest on the total outstanding amount of the Loan, at the Conversion Interest Rate, from and including the Conversion Date and until the Maturity Date (the “Ordinary Interest on Conversion” and jointly with the Pre-Conversion Ordinary Interest, the “Ordinary Interest”). The Parties agree that, if no agreement is reached on the determination of the Conversion Interest Rate on the Conversion Date, the Ordinary Interest Rate will continue to apply until such agreement is reached.

Accrued Ordinary Interest under this Loan Agreement will be calculated on the basis of a 360 (three hundred sixty)-day year, by the number of days in each Interest Period.

B. Default Interest. In the event of default in the timely payment of amounts corresponding to Principal of the Loan, the Borrower shall pay to the Lender default interest (“Default Interest”) on such amounts until all past due amounts are paid in full, at the Ordinary Interest Rate or the Conversion Interest Rate, as applicable, pursuant to Clause Eight paragraph A of this Agreement, multiplied by 2 (two); on the understanding that Default Interest will accrue on a daily basis during the entire time the default lasts (the “Default Interest Rate”). Moreover, in the event of default in the timely payment of Ordinary Interest, the applicable rate will be the Default Interest Rate as from the date of the default.

Seven. Method of Borrowing. (a) The Loan will be made available to the Borrower in one or more borrowings (each, a “Borrowing”) during the Commitment Period.

The Borrowing may be made on any Business Day in the Commitment Period (the date on which the Borrowing is made, the “Borrowing Date”); provided that the Borrower and the Joint and Several Obligor have delivered to the Lender (a) an original of the document titled “Signature Card,” only for the first Loan Borrowing, (b) a copy of the VAT Refund Request delivered to the SAT, with the acknowledgment of receipt, together with a list of invoices to which the VAT corresponds, and (c) a request to the Lender specifying the information that is being submitted, method of delivery of the funds, [illegible] an Authorized Officer of the Borrower in the form attached hereto as Exhibit “7” (the “Borrowing Request”) before 11:00 a.m. Mexico City time) at least 3 (three) Business Days prior to the Borrowing Date, specifying at least (i) the total amount of the Borrowing, and (ii) the Borrowing Date. The obligation of the Lender to make the Borrowing under this Agreement will only be in effect during the Commitment Period; therefore, upon the expiration of the Commitment Period, the obligation of the Lender will be terminated with respect to any amount not borrowed of the Loan.

(b)        The Borrowing will be subject to the satisfaction of the conditions set forth in Clause Twelve of this Agreement.

Eight. Repayment of the Loan. Application of Payments. The Borrower agrees to pay to the Lender all of the Outstanding Loan Balance on the Maturity Date.

All amounts payable by the Borrower in respect of Principal, Ordinary Interest, and Default Interest and, where appropriate, expenses and costs under this Agreement, will be payable in the Payment Account or in any other place notified by the Lender to the Borrower in writing at least five (5) calendar days prior to the applicable payment date.

Any payments made by the Borrower in connection with this Agreement will be applied in the following order: (i) for the payment of any Taxes incurred; (ii) for the payment of any expenses and fees incurred; (iii) for the payment of any Default Interest due; (iv) for the payment of any Ordinary Interest due; and (v) for the payment of any outstanding Principal amounts.

The Borrower may prepay all or part of the Loan, on the understanding that such prepayment will not generate any prepayment fee or penalty, regardless of any brokerage costs incurred by the Lender, which will be covered by the Borrower.

Nine. Conversion. If, upon the Conversion Date, there is any Outstanding Loan Balance or Interest under this Agreement, the following terms will thereafter apply to such outstanding balance:

(i)        Repayment of Principal. The outstanding Principal balance at the Conversion Date will be payable by the Borrower in successive quarterly installments to be made as from the Conversion Date, on each Interest Payment Date; provided that the last payment period and date will be irregular, and must occur precisely on the Maturity Date.

(ii)       Interest. The outstanding Principal balance at the Conversion Date will accrue Conversion Ordinary Interest at the Conversion Interest Rate, and will be payable on each of the Principal payment date as provided in the paragraph above.

Ten. Mandatory Early Repayments.

(a). Any amount received in the VAT Account will be applied to the repayment of the Outstanding Loan Balance, pursuant to Clause Ten below.

(b). If, for any reason, any VAT Refund Request has been rejected by the SAT, or the Borrower withdraws such VAT Refund Request for any reason, then the Borrower shall pay the amount that such VAT Refund Request represents, which will be applied to the repayment of the Outstanding Loan Balance, pursuant to the provisions of Clause Ten below, together with any interest and fees payable as of such date.

Eleven. Authorization to Apply VAT Refunds. The Borrower expressly authorizes and agrees to irrevocably instruct the credit institution where the VAT Account is held under the VAT Account Agreement, as provided in the Agency Agreement, and the instruction form attached hereto as Exhibit “8”, to (i) inform the Lender of any funds received in the VAT Account on the Business Day following the receipt of such funds, and (ii) within the Business Day following the receipt of such funds in the VAT Account, transfer such funds to the Payment Account or any other account that the Lender notifies in writing, up to what may be covered to timely pay the outstanding Loan amount, and (iii) promptly inform the Lender in writing of any request for cancellation of the VAT Account submitted by the Borrower.

VAT Refunds transferred to the Borrower will be applied by the Lender in the order of priority provided in this Agreement; provided that Principal and Interest amounts of the Loan will be considered paid up to the amount and until the Lender actually receives the applicable amounts from the credit institution where the VAT Account is held.

Twelve. Conditions Precedent for the Borrowing.

(a)           Conditions for the First Borrowing.

During the Commitment Period, the Lender’s obligation to grant to the Borrower the first Borrowing under the Loan will be subject to the satisfaction, in form and substance acceptable to the Lender, of the following conditions by the Borrower, at least 3 Business Days prior to the Borrowing Date, in addition to the provisions of paragraph (b) below:

(i)	One original copy of this Agreement, with ratification of signatures before a notary public.

(ii)	One original copy of the Pledge Agreement, with ratification of signatures before a notary public.

(iii)	One original copy of the Agency Agreement, with ratification of signatures before a notary public.

(iv)	One transcript of the Mortgage, with registration data in the appropriate Public Registry of Property.

(v)	One copy of the VAT Account Agreement.

(vi)	Confirmation from the Tax Advisor that, on the date on which the request for VAT Refund is filed, he will deliver to the Lender the Tax Advisor’s Certification.

(vii)	A legal opinion from the external legal advisors of the Borrower and the Joint and Several Obligor, pursuant to Exhibit “9”.

(viii)	A legal opinion from the external legal advisor of the Lender.

(ix)	An “Opinion of Compliance with Tax Obligations,” or similar document issued by the SAT, stating that as of the date of its issuance, the Borrower has no outstanding tax debts, no existing tax liabilities, and no failure to comply with any formal obligation or to file any tax return. The document referred to in this paragraph must be dated at least 5 calendar days prior to the Borrowing Date.

(x)	Proof of payment by the Borrower of all expenses and fees, including proof of payment of the Processing Fee, incurred in connection with the execution of the Loan Documents or prior to the Borrowing Date, including fees and expenses of the Borrower’s legal counsel and notary fees.

(xi)	That the Borrower has hired the Tax Advisor.

(xii)	That the irrevocable instructions referred to in Clause Nine of this Agreement have been delivered as set forth therein.

The parties agree that in order to make the first Borrowing of the Loan, the Borrower must have satisfied the conditions set forth in this Clause. If such conditions are not satisfied, the Lender will not be required to provide the funds of the Borrowings.

(b)          Common Conditions for all Borrowings.

During the Commitment Period, the obligation of the Lender to make any Borrowing (including the first Borrowing) under the Loan will be subject to the satisfaction in form and substance acceptable to the Lender with the following conditions, at least 3 (three) Business Days prior to the date of the Borrowing:

a)            The Lender shall have received copies of the VAT Refund Request delivered to the SAT, with the acknowledgment of receipt, together with copies of the invoices whose VAT corresponds to the Loan Borrowing in question.

b)            The Tax Advisor shall have delivered to the Lender the Tax Advisor’s Certification, pursuant to the provisions of this Agreement for such purposes.

c)            The Lender shall have received a Borrowing Request where the maximum amount is up to 80% (eighty percent) of the Refund Request to which the respective Borrowing corresponds.

d)            The Federal Taxpayer Registration card and the Opinion of Compliance with Tax Obligations issued by the SAT shall have been delivered, evidencing that the Borrower is up to date with obligations related to the registration with the Federal Taxpayer Registry, filing of tax returns, and non-registration of firm tax liabilities of the Borrower.

e)            The Lender shall have received a certified copy of the Resolution of the Evaluation of the Environmental Impact Assessment in its respective modality, with respect to the Project.

f)             The Lender shall have received a certificate signed by a representative of the Borrower, in the form attached hereto as Exhibit “D”, certifying the following at the Borrowing Date:

(i) That the Borrower has not received any VAT refunds with respect to the amount requested as of the date of the certification.

(ii) That the VAT Account is the same as the one notified to the tax authority in the VAT Refund Request.

(iii) That it is not aware that any Event of Acceleration has occurred, or of any event that with passage of time would constitute an Event of Acceleration.

(iv) That the documents comprising the Loan Documents are in force and the Borrower has performed all of its obligations thereunder.

(v) That the representations of the Borrower contained in the Loan Documents continue to be true and correct, as if made on that date, except for those that must refer to a different date.

(vi) That the Borrower is in compliance with all of its obligations under this Agreement, the Construction Loan Agreement, and other current obligations entered into with the Lender and any creditor.

Thirteen. Affirmative Covenants.

During the term of this Agreement and until the date of full and total performance of each and every obligation contained in this Agreement, the Borrower and the Joint and Several Obligor agree to perform the following obligations, in a form and substance acceptable to the Lender:

a)          Maintain the services of the Tax Advisor.

b)          Along with the delivery of the Internal Financial Statements, submit a quarterly “Opinion of Compliance with Tax Obligations” or similar document issued by the appropriate authority stating that it is up to date with the payment of its tax obligations related to the registration with the Federal Taxpayer Registry, filing of tax returns, and status of its tax liabilities.

c)          Along with the delivery of the Internal Financial Statements, deliver on a quarterly basis a certificate issued by the Tax Advisor containing the status and progress of the Borrower in the recovery of VAT incurred during the construction of the Project and the status of the VAT Refund process before the SAT; and notify, where required, any change or update in the tax status of the Borrower before the SAT or any other tax authority, which could totally or partially stop the refund process.

d)          Inform the Lender, within 5 (five) calendar days from becoming aware or from a notice to the Borrower by the SHCP or the SAT, of any change or update in the tax status of the Borrower, which could stop or delay totally or partially the VAT Refund process.

e)          Submit, if applicable, the voluntary request for VAT refund whose payment was made with the proceeds of the Loan, which must be validated by the Tax Advisor.

f)           Maintain the Reserve Fund pursuant to Clause Sixteen of this Agreement.

g)          Open and keep open the VAT Account in which VAT refunds in favor of the Lender will be irrevocably deposited.

h)          Credit to the VAT Account those amounts corresponding to VAT quotas regularized by application of the pro-rata rule or in any other regularization events provided in the law.

i)           Credit to the VAT Account VAT charged by the Borrower and applied for the reduction by offsetting the final amount to be refunded in the last self-settlement of each year.

j)           Within 5 (five) calendar days following the date on which it becomes aware, report any circumstance that may adversely affect or refer to the procedure on the processing of VAT refunds and, in particular, the existence of tax liabilities, embargoes, or ex officio offsets affecting such refunds.

k)          Deposit funds to the Lender once the SAT makes a VAT Refund, within the Business Day following such event, delivering for such purposes a copy of the SAT refund notice, the funds received.

1)          If the Governmental Authority makes a VAT Refund to an account of the Borrower other than the VAT Account, the Borrower shall transfer to the VAT Account the amount corresponding to such VAT Refund, within the Business Day following the date on which such VAT Refund is made.

m)         Provide the Lender with all assistance that is reasonably required so that the Lender’s officers may carry out visits and inspections at any time during the term of this Agreement, prior written notice to the Borrower five (5) Business Days in advance; provided that such inspection visits will be made on business days and hours, without affecting the operation of the Borrower in an extraordinary manner.

n)          Deliver to the Lender the Audited Financial Statements of the Borrower and of the Joint and Several Obligor. Such Audited Financial Statements of the Borrower and of the Joint and Several Obligor must be submitted 180 (one hundred eighty) calendar days from the end of year in question, during the term of the Loan and as long as there is any outstanding balance owed by the Borrower. Such financial statements must be prepared in accordance with NIFs.

o)          Provide the Lender with the Internal Financial Statements of the Borrower and of the Joint and Several Obligor, within 60 (sixty) calendar days after the months of December, March, June, and September, together with a Certificate of Compliance.

p)          Deliver the VAT Account statement on a monthly basis, within 5 (five) calendar days from the end of each month.

q)          Make available to the Lender any of the invoices whose VAT is financed by the Lender under this Agreement, within five (5) Business Days from the date of receipt by the Lender of the relevant request, if so reasonably requested in writing by the Lender.

r)           Authorize the Lender, during the term of the Loan, to obtain, analyze, and use credit information on the Borrower through the most advisable credit reporting agency.

s)          If applicable under Applicable Law, file in due time and form the requests for extension of the construction stage of the Project, included in the Construction Period Information, which form part of the VAT Refund Request.

t)           The Borrower shall maintain at the disposal of the Lender accounting books and records in a form that accurately reflects its financial position, the results of its operations (in accordance with NIFs), and deliver information reasonably requested by the Lender for the monitoring and oversight of the Loan, within five (5) Business Days from the date on which it receives the relevant request.

u)          Inform the Lender of any change to its structure with respect to the grantors and beneficiaries.

v)          Deliver to the Lender on an annual basis, as from the year in which the Project starts operations, the following:

(i)          deliver a certified copy of the annual operating license.

(ii)         deliver certified copies of the reports on the follow-up of the conditions based on the resolution of the environmental impact assessment or preventive report.

(iii)        deliver certified copies of CO2 emissions report(s) registered with the Ministry of the Environment and Natural Resources.

(iv)       deliver a certified copy of the perimeter noise study.

(v)         a copy of the acknowledgment of determination of the Occupational Insurance Risk Premium before the IMSS, in the name of the company and/or personnel management services provider, with acknowledgment of February, within the first 15 (fifteen) Business Days of the month of March of each year.

w)          During the term of the Loan, maintain a Loan-to-Value ratio of at least 1.25 to 1.00.

x)            During the term of the Loan, maintain insurance policies in accordance with the Construction Loan.

Fourteen. Negative Covenants. During the term of this Agreement and up to the date on which each and every obligation contained in this Agreement has been fully and totally performed, the Borrower and the Joint and Several Obligor agree to refrain from carrying out the following acts without the prior written consent of the Lender:

a)             Instruct the SHCP or the SAT to change the VAT Account.

b)             Make supplemental tax returns without the knowledge and prior approval of the Lender, unless there are errors in the tax returns filed.

c)             Request offsets of debts and tax liabilities that may affect VAT refunds or credits, change the VAT Account, or withdraw the VAT Refund request.

d)             Terminate or suspend the Loan Documents, or modify [illegible] terminate the VAT Account Agreement.

e)             Withdraw from the SHCP any request for the refund of VAT financed under the Loan, without the prior written consent of the Lender, except where such withdrawal is at the request of the SHCP and a favorable opinion is obtained from the Tax Advisor, in which case, prior to the withdrawal, the Borrower shall make a mandatory early repayment, in accordance with the provisions of paragraph (b) of Clause Ten of this Agreement, up to the amount represented by the request from which the Borrower is withdrawing, including the respective interest and other costs and expenses that may apply.

f)              Assume bank liabilities other than those assumed under this Agreement and the Construction Loan Agreement.

g)             Order or pay any distribution or equivalent or similar payment to its beneficiaries or grantors.

h)             Carry out or refrain from carrying out any act the consequence of which is a change of Control of the Borrower, without the prior written consent of the Lender.

i)              Terminate, or be in any default under, any of the Hotel Agreements (as such term is defined in the Construction Loan Agreement).

j)              Make withdrawals or otherwise use the amounts deposited in the VAT Account; provided that regardless of the foregoing, if the Borrower makes withdrawals or otherwise uses the amounts deposited in the VAT Account, it will be considered an Event of Acceleration, and the Borrower will have the capacity of depositary of such amounts for all legal purposes and shall transfer the amounts used from the VAT Account no later than the Business Day following the date on which it used such amounts.

k)             Grant to any Person any kind of loan or credit, with or without a subordinated guarantee.

1)              Create, incur, assume, or allow any Lien to exist on any of its property, assets, or rights, including those comprising the Mortgage and the Pledge Agreement, whether currently owned or acquired after the date of this Agreement, except for Liens created under this Agreement and the Construction Loan Agreement.

m)             Not make any changes in the Borrower’s accounting contrary to Applicable Law.

n)             Make a change of Control in the Trust.

Fifteen. Acceleration. The Lender may terminate this Agreement early and demand immediate payment of the total amount of the Loan, interest, fees, costs, and other financial charges incurred as of the early termination date, in any of the following events (each an “Event of Acceleration”), without the need for any court order, in which case such amounts will be due and payable on demand:

a)          If the Borrower fails to pay the principal of the Loan as provided in this Agreement, interest thereon, fees, costs, expenses, or any other debt arising or resulting from the Loan Documents.

b)         If the Borrower and the Joint and Several Obligor fail to provide information related to the monitoring of the Loan and the operation of the Project, as reasonably requested by the Lender or the Trustee in writing within the terms indicated for such purpose in this Agreement and, if no term is indicated, within 20 (twenty) calendar days from the date on which the Borrower or the Joint and Several Obligor receives the relevant request; provided that such documentation exists, or if such information is false, incorrect, or incomplete in any material respect.

c)          If the Borrower and/or the Joint and Several Obligor are subject to an attachment or foreclosure order on all or a substantial part of their property or assets, respectively, including the Properties, and the attachment or foreclosure order is not lifted within 30 (thirty) calendar days from the date of such attachment or foreclosure order, or if the guarantees are not registered in the place and with the priority agreed.

d)          If the Borrower or the Joint and Several Obligor grants any guarantee, surety bond, or surety in contravention of the provisions of this Agreement, except for guarantees prior to the execution of this Agreement, granted under the Construction Loan Agreement.

e)          If the Borrower or the Joint Obligor assumes liabilities other than the liabilities under this Agreement and the Construction Loan Agreement, without the prior written consent of the Lender.

f)           If the Borrower or the Joint and Several Obligor stop paying any tax debt or applicable fees to the Mexican Social Security Institute, National Workers’ Housing Fund Institute, or Retirement Savings System, except for those that are being challenged in good faith and the respective tax interest has been guaranteed;

provided that actions carried out must be evidenced on a quarterly basis to the Lender.

g)          If the Borrower or the Joint and Several Obligor acknowledges its inability to pay their debts when due or obligations in general.

h)          If the proceeds of the Loan are used, in whole or in part, for purposes other than those stipulated in this Agreement.

i)           If the Reserve Fund is not created, maintained, and restored pursuant to the provisions contained in this Agreement.

j)           If any authorization, permit, license, concession, registration required at any time for the Borrower and/or the Joint and Several Obligor to perform its material obligations under the Project is revoked, terminated, or suspended after exercising applicable legal defenses, including, without limitation, nullity proceedings and amparo proceedings, and provided that such circumstance continues and is not cured by the Borrower within 60 (sixty) calendar days from the occurrence thereof.

k)          If any competent judicial authority issues a declaration of bankruptcy or reorganization (concurso mercantil) against the Borrower; or (i) if the Borrower commence any proceedings for the purpose of being declared bankrupt, in liquidation, or reorganization; or (ii) if any proceeding is commenced against the Borrower for the purpose of declaring it bankrupt, in liquidation, or reorganization or any other similar proceeding that, in any of (i) or (ii) above, (A) results in the issuance of a firm and final declaration of reorganization or bankruptcy, or (B) continues without being legally dismissed for 120 (one hundred twenty) calendar days.

1)           If any judicial or administrative authority issues a final and definitive judgment or order against the Borrower that adversely and substantially affects its financial condition and puts at risk its ability to meet its obligations under this Agreement.

m)         If any of the guarantees granted under the Loan Documents or any of the obligations of the Borrower or of the Joint and Several Obligor is held to be invalid, null, or unenforceable in whole or in part by a final and unappealable judgment, or if the Borrower or the Joint and Several Obligor challenges its validity or enforceability.

n)          If any representation of any Borrower is false, inaccurate, or incomplete, or any information provided to the Lender by such Borrower hereunder is false, inaccurate, or incomplete.

o)         If any Lien is created on the property of the Borrower or the Joint and Several Obligor, in contravention of the provisions of this Agreement and the Construction Loan Agreement.

p)          If the Borrower or the Joint and Several Obligor fails to complete the construction and start-up of the Project and start of commercial operations operation of the Project within the term set forth, as stipulated in the Construction Loan Agreement.

q)          If the Borrower or the Joint and Several Obligor changes its main line of business, or pays dividends in contravention of the provisions of this Agreement, without prior written consent from the Lender.

r)           If the trust is modified [illegible] Borrower in such a way that there is a loss of Control of the trust by its current grantors.

s)          If the Borrower or anyone on its behalf or any third party with which it has a direct relationship and assisted in obtaining the Loan committed or has committed bribery of public officials.

t)           If the Borrower or the Joint and Several Obligor (i) fails to perform any other obligation stipulated in this agreement or in any other agreement executed with the Lender; (ii) if execution of this Agreement or the other Loan Documents is an event of default in any other agreement executed by the Borrower into with another creditor, or (iii) if any Affiliate of the Borrower is in default of its payment obligations with any creditor.

u)          If the VAT Account is canceled, seized, or otherwise encumbered, except for the lien imposed under the Pledge Agreement.

v)          If the Borrower gives notice to the SHCP, without the prior written consent of the Lender, for amounts corresponding to VAT refunds of the Project to be deposited in an account other than the VAT Account.

w)         If, at any time, the Loan-to-value Ratio is less than 1.25 to 1.

In the event of any of the Events of Acceleration above, the Lender may accelerate the Loan and exercise its rights under the Loan Documents arising from the existence of an Event of Acceleration.

Sixteen. Reserve Fund of the Loan Agreement.

During the term of the Credit, the Borrower agrees to execute with the Lender, within 15 (fifteen) calendar days following each Borrowing, a deposit agreement or similar agreement, whereby it delivers to the Lender in escrow the amounts of money in an amount equivalent to, at least, payment of one quarter of Interest, taking as a basis for the calculation, the Outstanding Loan Balance (the “Reserve Fund”). The Lender will be authorized to use the funds deposited in the Reserve Fund exclusively for the payment of Interest, and the Borrower will have the obligation to reimburse the amounts borrowed within 15 (fifteen) calendar days from the borrowing.

The foregoing on the understanding that, for subsequent borrowings, it will have 15 (fifteen) calendar days from the date of the borrowing in question to reimburse the Reserve Fund for an amount equivalent to 1 (one) quarterly payment of interest on the borrowing in question.

Additionally, the Borrower agrees and hereby authorizes the Lender to use the amounts deposited in the Reserve Fund to cover any debt generated by the borrowing of proceeds of the Loan, up to what may be covered, if the Borrower fails to make payments under this Agreement, which must be returned as provided in the first paragraph of this Clause.

Seventeen. Suspension. The Lender may suspend the granting of the Loan for any breach by the Borrower under this Agreement or under any other agreement executed with the Lender, or for any contractual breach by the Borrower with respect to the following Persons:

1.             The grantors of the Borrower.

2.             Any company in which the Borrower has an interest of 30% (thirty percent) or more.

3.             Any company or trust in which the grantors or beneficiaries of the Borrower are shareholders, or grantors, or beneficiaries.

For the purposes of the preceding paragraphs, shareholders or grantors or beneficiaries will only mean those that have a 49% (forty-nine percent) interest.

Moreover, the Lender may suspend or deny a borrowing of the Loan if the Borrower, the Joint and Several Obligor, and/or their Related Parties are convicted by a final judgment or resolution issued by a competent authority, in relation to an illegal act, corruption, bribery, and other administrative offenses or related crimes before a public servant or official in Mexico or in any country where they perform any activity.

Eighteen. Anti-Corruption and Bribery Obligations. The Borrower and the Joint and Several Obligor agree to carry out their operations within a framework of legality, and agree to use the Loan only for lawful purposes, in accordance with the provisions of this Agreement. They also agree to refrain from engaging in any activity that is or may be construed as an illegal act, bribery, kickback, corruption, administrative faults, and/or crimes, including any act performed through Related Third Parties or through Related Persons.

The Borrower and the Joint and Several Obligor, where applicable, shall refrain from carrying out acts that constitute a violation of the Foreign Corrupt Practices Act of the United States of America and/or the UK Anti-bribery Act of the United Kingdom of Great Britain and Northern Ireland. However, they shall comply with at all times with all applicable national and international anti-corruption and anti-bribery laws.

The Borrower and the Joint and Several Obligor shall refrain from authorizing and making, on their own account or through their affiliates or subsidiaries, or Related Persons: payments, gifts, any type of offer, promise, or commitment of any kind, in relation to this Agreement. Additionally, they will also refrain from carrying out any activity or action, either on their own account or through their affiliates or subsidiaries or Related Persons, to obtain or secure any benefit, profit, or personal advantage or in favor of third parties and that constitutes a violation of applicable law.

If, during the term of the Loan, there is any [illegible] that either the Borrower or the Joint and Several Obligor has incurred or is incurring an act of bribery, kickback, corruption, unlawful act, or non-compliance with anti-corruption provisions, this must be reported to the Lender immediately, as well as the measures or actions that will be implemented in this regard. The Lender will be authorized to request information related to such event, and conduct supervisory visits, for which the Lender shall give 1 Business Days’ notice.

If either the Borrower or the Joint and Several Obligor has no anti-corruption policies and/or codes of its own, it agrees to implement best practices issued by the authorities, laws, and conventions on the matter and implement anti-corruption policies and mechanisms.

Nineteen. Miscellaneous.

A.         Proof of Borrowing. The parties expressly agree that, together with any Request for Borrowing, the accounting entries, account statements, deposit slips, or documents that the Lender issues in relation to the accounting entries or movements hereunder, in relation to the granting or borrowing of the Loan, including without limitation those made in the Lender’s Account, will be conclusive evidence of the borrowing or disbursement of the Borrowings.

Notices. Unless otherwise provided in this Agreement, notices contemplated by this Agreement will be in writing and sent by email or delivered to each party hereto at its address indicated below, or any other address that any party notifies in writing to the other party hereto. All notices delivered at the address of the relevant party will become effective on the delivery date thereof, and those sent by email will become effective when the server of the recipient thereof issues an acknowledgment of receipt of the communication or notice in question. Finally, they may also be made through a notary public in accordance with the terms and conditions provided in the law applicable to the place where the address of the person to be notified is located. For the purposes related to this Agreement, the parties designate the following as their address:

Borrower:

Av. Cordillera de los Andes No. 265, piso 2

Colonia Lomas de Chapultepec, Primera Sección

Alcaldía de Miguel Hidalgo

C. P. 11000, Ciudad de México, México

Attention: Trust Officer of Trust CIB/3001

Email: instruccionesmexico@cibanco.com

With a copy to: Juan Pablo Baigts Lastiri and Gerardo Ibarrola Samaniego

Emails: jbaigts@cibanco.com and gibarrola@cibanco.com

Joint and Several Obligor: Attention:

Elias Sacal Cababie

Email: elias@bvg.com.mx

Av. Paseo de las Palmas No. 1270,

Colonia Lomas de Chapultepec V Secc.,

Alcaldía: Miguel Hidalgo, C.P. 11000,

Ciudad de México, México.

Lender

Banco Nacional de Comercio Exterior, S.N.C., I.B.D.

Periférico Sur 4333

Colonia Jardines de la Montaña, 14210

Alcaldía Tlalpan

Ciudad de México, México

Attention: Yvette Valenzuela Becerra/ Julio César Román Pedraza

Email: yvalenzu@bancornext.gob.mx jrornan@bancornext.gob.mx

(b) So long as a change in address or contact information is not notified in writing, notices and other judicial and extrajudicial actions at the addresses and to the contact information specified will be fully effective.

B.           Authorization to Disclose Information. The Borrower and the Joint and Several Obligor authorize the Lender to disclose information related to the transaction contained in this Agreement and the Loan Documents, to the extent that such information is requested to the Lender by its sources of financing for funding purposes or as required by the events regulated by the laws that apply to the Lender, or by request of an administrative, regulatory, or judicial authority.

C.           Amendments. Any amendment to this Agreement must be in writing and signed by all parties hereto. No consent given to the Borrower to diverge from the terms and conditions of this Agreement, of the Trust, or of the other Transaction Documents will become effective unless in writing and signed by the Lender, and even in such event, such waiver or consent will be effective only for the specific case and purpose for which it was granted.

D.           New Conditions of Sources of Financing. The terms and conditions of this Agreement will be amended by the parties if such change arises from a demand of the source of financing in relation to the Agreement or funding. In this case, the Borrower, the Joint and Several Obligor, and the Lender will agree on such new conditions in an amendment executed in accordance with the terms and conditions of this Agreement.

E.           Assignment. The Lender is authorized to negotiate, discount, or otherwise assign the Loan, in whole or in part, even prior to the expiration of this Agreement, granted hereunder, and any rights and/or obligations for its benefit or against it as provided hereunder, and any documents arising from this Agreement, without the need for the consent or approval of the Borrower, for which the Borrower hereby expressly authorizes the Lender. On the understanding that the Lender shall deliver a notice to the Borrower regarding any assignment under this Clause, at least 10 (ten) Business Days in advance.

The assignment of any right under this Agreement by the Lender will not impose on the Lender the obligation to oversee performance of the obligations of the Borrower assumed hereunder, or to conserve, oversee, or maintain the guarantees created in its favor. In no event may the Lender be an agent, arranger, representative, commission agent, or any other similar position of third parties to which it assigned any rights under this Agreement.

Such assignments will not constitute a novation of the Loan or this Agreement. As from any such assignments, discounts, or negotiations, the assignee or successor of the Lender will be considered the “Lender” for the purposes of this Agreement and the other documents arising from the Loan; therefore, the assignee or successor will be subject to all the provisions of this Agreement, without the need for the express consent of the Borrower.

The Borrower and the Joint and Several Obligor may not assign their rights or assign or delegate their obligations under this Agreement, except with the prior written consent of the Lender.

F.              Costs and Expenses. The Borrower and the Joint and Several Obligor shall pay all documented expenses of this Agreement. For this purpose, expenses of the Agreement will be considered to be any disbursements resulting from its execution, formalization, fees, registration, taxes, or expenses of any other nature required by Applicable Law, enforcement or termination of obligations thereunder or property rights created as guarantee thereof, and the respective registry cancellation, as well as those generated by any modification requested by the Borrower and the Joint and Several Obligor and accepted by the Lender, including expenses incurred by the Lender and resulting from the recovery of the Loan, in the event of breach by the Borrower of its obligations, and/or any costs and expenses resulting from the enforcement, protection, or preservation of the rights of the Lender under this agreement and under documentation related thereto.

If the Borrower and the Joint and Several Obligor fail to comply with the obligation set forth in the paragraph above, they authorize the Lender to pay the amount of expenses and fees incurred by the Lender, charged to the Loan, and the Borrower agrees to reimburse such expenses and fees within 3 (three) Business Days; the Borrower and the Joint and Several Obligor shall pay ordinary interest at an annual rate of 25% (twenty-five percent) on the amount paid for the payment of such expenses.

The Lender shall send to the Borrower and to the Joint and Several Obligor proof of the expenses referred to in the paragraph above.

Twenty. Taxes.

A.          Payments Without Deduction. All payments that the Borrower or the Joint and Several Obligor are required to make to the Lender under this Agreement and the other Loan Documents must be made without any withholding or deduction.

B.           Value Added Tax. The Borrower and the Joint and Several Obligor shall pay the Lender, charged to the funds of the Loan, VAT, if any, [illegible] by reason of the Loan fees.

C.           Tax Receipts. The Lender shall provide the Borrower and the Joint and Several Obligor, as applicable, with tax receipts with all requirements provided in tax laws, through electronic access as provided in the Bancomext Online Banking Regulatory Agreement (Contrato Normativo del Servicio de Banca Electrónica de Bancomext). Such receipts will cover payments for fees, interest, default interest, and any other item related to the transaction contained in this Agreement, and applicable VAT incurred by such payments, if applicable.

Twenty-One. Means of Enforcement. The Lender reserves the right to obtain the collection of the balances of the Loan owed by the Borrowers or the Joint and Several Obligors through an ordinary commercial or executory commercial proceeding, as applicable; provided that the Lender may designate sufficient assets for seizure without being subject to the order set forth in Article 1395 of the Commercial Code (Código de Comercio) in effect, considering, further, that in no event may any Borrower or the Joint and Several Obligor be appointed depositary of the assets, and the depositary appointed by the Lender may take possession thereof without the need to grant any surety bond. It is further expressly agreed that the exercise of any such actions does not preclude the exercise of another action, and all actions available to the Lender will remain in full force and effect until the Loan and its ancillary fees owed by the Borrower and the Joint and Several Obligor have been paid in full.

This Agreement, together with the account statements certified by the appropriate duly authorized accountant of the Lender, constitute documents entailing immediate enforcement under Article 68 of the Credit Institutions Law.

Twenty-Two. Indemnification. The Borrower and the Joint and Several Obligor jointly and severally agree to indemnify the Lender and its affiliates, directors, advisors, officers, agents, and employees (each an “Indemnified Person”), and hold all Indemnified Persons harmless from and against any liabilities, losses, damages, costs, and expenses arising from willful or negligent events or acts of the Borrower and the Joint and Several Obligor, including attorneys’ fees and expenses, incurred by any Indemnified Person in relation to any administrative or judicial proceeding or investigation (whether or not such Indemnified Person is designated as a party thereto), filed or threatened to be filed in relation to or arising in relation to this Agreement or any other document of the Loan Documents, or from any use of the proceeds thereof, and/or arising from acts or omissions of the Borrower and Joint and Several Obligor that violate any Anti-Corruption Provisions.

Twenty-Three. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the United Mexican States, and for any matter related to the performance, construction, and execution hereof, the parties submit to the federal courts in Mexico City and expressly waive any other venue that corresponds or may correspond to them by virtue of their present or future domiciles or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their respective representatives in Mexico City, Mexico, on this 16th day of October, 2019.

Borrower

CIBanco, S.A., Institución de Banca Múltiple, as trustee of the trust agreement identified with number CIB/3001

/s/ Juan Pablo Baigts Lastiri	/s/ Itzel Crisostomo Guzmán
Name: Juan Pablo Baigts Lastiri	Name: Itzel Crisostomo Guzmán
Title: Trust Officer	Title: Trust Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their respective representatives in Mexico City, Mexico, on this 16th day of October, 2019.

Joint and Several Obligor

Operadora Hotelera G.I., S.A. de C.V.

/s/ Elías Sacal Cababie	/s/ Marcos Sacal Cohen
Name: Elías Sacal Cababie	Name: Marcos Sacal Cohen
Title: Attorney-in-fact	Title: Attorney-in-fact

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their respective representatives in Mexico City, Mexico, on this 16th day of October, 2019.

Lender

Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo

/s/ José Luis Lizárraga Fraga	/s/ Julio César Román Pedraza
Name: José Luis Lizárraga Fraga	Name: Julio César Román Pedraza
Title: Attorney-in-fact	Title: Attorney-in-fact

Schedule 1(a)

Copy of the Articles of Incorporation of the Borrower